Exhibit 15(b)

February 27, 1996


Sears, Roebuck and Co.
Hoffman Estates, Illinois


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. (the "Company") for the periods ended April 1, 1995 and April 2, 1994, July 1, 1995 and July 2, 1994, and September 30, 1995 and October 1, 1994, as indicated in our reports dated May 15, 1995, August 14, 1995, and November 9, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 1, 1995, July 1, 1995, and September 30, 1995, are being used in this Amendment No. 1 to Registration Statement No. 33-64215 on Form S-3 filed by the Company and Sears Roebuck Acceptance Corp.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois